United States securities and exchange commission logo





                 August 24, 2021

       Carla Van Steenbergen
       Chief Legal Officer
       Materialise NV
       44650 Helm Ct.
       Plymouth, Michigan 48170

                                                        Re: Materialise NV
                                                            Registration
Statement on Form F-3
                                                            Filed August 20,
2021
                                                            File No. 333-258949

       Dear Ms. Van Steenbergen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 215-1319 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Per Chilstrom, Esq.